Exhibit 99.1

FOR IMMEDIATE RELEASE
February 13, 2020

For further information contact:
Investor Relations
    PR@citizensinc.com

CITIZENS ANNOUNCES NEW CHAIRMAN AND VICE-CHAIRMAN
AS WELL AS BOARD OF DIRECTOR CHANGES

AUSTIN, TX – February 13, 2020 -- Following through on its commitment to refresh Board leadership, Citizens, Inc. (NYSE: CIA) today announced the election of a tenured life insurance executive as its new Chairman of the Board of Directors and the election of an industry respected technology executive as its Vice-Chairman of the Board of Directors, as well as Board of Directors changes.

Jerry D. “Chip” Davis, Jr. Elected Chairman of the Board

Citizens announced that Jerry D. “Chip” Davis, Jr. has been elected as Chairman of the Board of Directors of the Company effective February 11, 2020. Mr. Davis, age 69, succeeds Dr. Robert B. Sloan, Jr. as Chairman. Mr. Davis currently serves on the Company’s Compensation Committee and Investment Committee.

Speaking on behalf of the Board of Directors, Dr. Sloan, former Chairman, said, “As part of the Board’s ongoing focus on Board leadership refreshment and succession planning, Chip is an ideal Chairman. He is a seasoned executive, has held top leadership positions in the life insurance industry and is highly respected by his peers. Chip and I worked closely with the Board to plan this transition. Since joining the board in 2017, Chip has demonstrated an acute understanding of Citizens’ business. We are confident that Chip will do an excellent job leading our Board.”

Mr. Davis has had a 43-year insurance career with National Farm Life Insurance Company (“NFLIC”) and currently serves as chairman of the board of NFLIC. During his career, Mr. Davis served as President, Chief Executive Officer, Senior Vice President and Chief Investment Officer at NFLIC, having begun his career as the Mortgage Loan officer. Mr. Davis is a seasoned and proven life insurance executive, having served at the highest levels of executive management and on the board of directors of a respected life insurance company.

Gerald W. Shields Elected Vice-Chairman of the Board

Citizens announced that Gerald W. Shields has been elected as Vice-Chairman of the Board of Directors of the Company effective February 11, 2020. Mr. Shields, age 61, succeeds Dr. E. Dean Gage as Vice-Chairman. Mr. Shields currently serves on the Company’s Audit Committee and Investment Committee.

“Gerald’s significant technology and insurance experience is instrumental to the Board’s oversight as the Company advances its strategic technology objectives,” said Dr. Gage, former Vice-Chairman. “Gerald has been an active member of the Audit Committee and was a key leader in the Company’s efforts to overhaul and improve its internal control environment. We look forward to benefiting from Gerald’s leadership in his new role as Vice-Chairman of the Board.”

Mr. Shields, FLMI, is a Director of IT Practice at Robert E. Nolan Company, Inc. Mr. Shields previously served as Chief Information Officer at FirstCare Health Plans and Senior Vice President and Chief Information Officer at American Family Life Assurance Company of New York. Mr. Shields has more than 30 years’ experience in health insurance management, as well as professional certifications from Harvard University’s Kennedy School of Government, Massachusetts Institute of Technology’s Chief Network Officers Program, and Aubrey Daniels International. He has been named twice in CIO Magazine’s Top 100 CIOs of the Year and has also been the recipient of ComputerWorld’s Top 100 CIO Award.

Grant G. Teaff Retired from the Board and Geoff Kolander Elected to the Board

Citizens announced that Geoffrey M. Kolander, President and Chief Executive Officer of the Company, has been elected to the Board of Directors of the Company effective February 11, 2020. Mr. Kolander, age 44, succeeds Grant G. Teaff, age 86 who retired from the Board effective February 11, 2020, after serving on the Board for 16 years. Mr. Teaff served as Chairman of the Company’s Compensation Committee.

According to Citizens’ Chairman of the Board, Jerry D. Davis, Jr., “Geoff Kolander has been an integral part of Citizens for over a decade. Geoff has repeatedly proven himself, by his sound operational judgment, his farsightedness, his business acumen, and his commitment to legal compliance, to be one of the most valuable assets of Citizens. He has effectively worked with all levels of leadership, including the Board, the Company’s officers and the various employment levels, to ensure strategic focus on our core strengths and responsibilities to our customers and shareholders.”

Mr. Kolander joined the Company in 2006 and has served as Chief Executive Officer of the Company since November 2016. In September 2017, Mr. Kolander was also appointed to the role of President. Prior to serving as Chief Executive Officer, Mr. Kolander was Chief Legal Officer and Corporate Strategy Officer. Mr. Kolander served as a Director from 2007 to 2008. He is currently receiving his executive Master of Business Administration at Northwestern University’s Kellogg School of Business. Early in his legal career Mr. Kolander was named a Texas Super Lawyer Rising Star by Law & Politics and Texas Monthly and is a licensed attorney in Colorado, New York and Texas. Mr. Kolander is a published author for West Publishing Company’s “Inside the Minds” Series of books titled “Understanding the Legal Needs of Insurance Companies.” His 2008 work is titled: “Managing Risk for Publicly Traded Insurance Companies.”

Mr. Teaff’s service with the Citizens Board began in 2004. As the Chairman of the Compensation Committee, Mr. Teaff played an active role in restructuring the Company’s executive compensation program over the years and was instrumental in bringing best practices to the Company using independent compensation consultants.

“Coach Teaff is my greatest mentor and for those who know Coach, know he is in a category of his own. He is the essence of courage and character and was heavily relied upon during our transition. I am eternally grateful for the countless hours Coach spent with our team in providing encouragement and coaching when we needed it most,” said Mr. Kolander. “I am thankful our time with Coach will not end and that he has accepted a Board Emeritus role going forward.”

About Citizens, Inc.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate”, “intends,” “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the periodic reports the Company files with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for “Risk Factors” and other meaningful cautionary language disclosing why actual results may vary materially from those expected or implied by the forward-looking statements. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.